THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NATIONAL INVESTMENT MANAGERS INC. THAT SUCH REGISTRATION IS NOT REQUIRED.


                                SECURED TERM NOTE


      FOR VALUE RECEIVED, NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "Borrower"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "Holder") or its registered assigns or successors in interest, on order, the sum of Nine Million Two Hundred Thousand Dollars ($9,200,000), together with any accrued and unpaid interest thereon, on November 30, 2009 (the "Maturity Date") if not sooner paid. The original principal amount of this Note is hereinafter referred to as the "Original Principal Amount", and, the principal amount from time to time outstanding as adjusted pursuant to Section 1.1.(b) hereof, shall be referred to as the "Principal Amount". .

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "Purchase Agreement").

      The following terms shall apply to this Secured Term Note (this "Note"):

                                    ARTICLE I
                             INTEREST & AMORTIZATION

      1.1 Interest Rate. Subject to Section 5.6 hereof, interest payable on the outstanding Principal Amount of this Note from time to time outstanding shall be calculated on the basis of a 360 day year and shall accrue at a rate per annum (the "Interest Rate") equal to seventeen and one-half percent (17.5%) per annum, as follows:

      (a) Interest in the amount of ten percent (10%) per annum (the "10% Interest Tranche") shall accrue but not be payable during the period commencing on the date hereof and ending on November 30, 2005. The 10% Interest Tranche shall be payable monthly, in arrears, commencing on December 1, 2005 and on the first day of each consecutive calendar month thereafter (each, a "Repayment Date") and on the Maturity Date, whether by acceleration or otherwise or, in the event of the redemption of all or any portion of the Principal Amount, accrued interest on the amount so redeemed shall be paid on the date of redemption.


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

      (b) Interest in the amount of seven and one-half percent (7.5%) per annum (the "7.5% Interest Tranche") shall accrue but not be payable during the period commencing on the date hereof and ending on November 30, 2005. The 7.5% Interest Tranche shall be payable monthly, in arrears, commencing on December 1, 2005 and on each Repayment Date and on the Maturity Date, whether by acceleration or otherwise or, in the event of the redemption of all or any portion of the Principal Amount, accrued interest on the amount so redeemed shall be paid on the date of redemption. Notwithstanding the foregoing, the Borrower may elect, in lieu of paying the 7.5% Interest Tranche on a given Repayment Date, to add the amount of the 7.5% Interest Tranche that is due on such Repayment Date to the Principal Amount (such added amount, the "7.5% Interest Amount"). If the Borrower elects to add the 7.5% Interest Amount to the Principal Amount outstanding on a given Repayment Date, then the Borrower shall give written notice to the Holder of such election, which notice shall be received by the Holder no later than three (3) business days prior to such Repayment Date.



      1.2 Minimum Monthly Principal Payments. Amortizing payments of the outstanding Principal Amount of this Note shall begin on June 1, 2006 and shall recur on each succeeding Repayment Date thereafter until the Principal Amount has been repaid in full On each Repayment Date, the Borrower shall make payments to the Holder in the amount of $219,047.62 (the "Monthly Principal Amount"), together with any accrued and unpaid interest then due on such portion of the Amortizing Principal Amount plus any and all other amounts which are then owing under this Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "Monthly Amount");

       Any Principal Amount, together with any accrued and unpaid interest and any and all other unpaid amounts that are then owing by the Borrower or its subsidiaries under this Note, the Purchase Agreement and/or any other Related Agreement that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                                   ARTICLE II
                               OPTIONAL PREPAYMENT

      2.1 Optional Redemption of Principal Amount. The Borrower will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to (i) one hundred percent (100%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and (ii) any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Agreement (the preceding clauses (i) and (ii), collectively, the "Redemption Amount") on the Amortizing Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a notice of redemption (the "Notice of Redemption") specifying the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than seven (7) business days after the date of the Notice of Redemption (the "Redemption Period"). On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder.

      2.2 Mandatory Redemption. The total outstanding Principal Amount, together with any accrued and unpaid interest and any and all other unpaid amounts that are then owing by Borrower and its subsidiaries to Holder under this Note, the Purchase Agreement and/or any Related Agreement shall be due and payable on the Maturity Date.


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

                                   ARTICLE III
                             [INTENTIONALLY OMITTED]

                                   ARTICLE IV
                                EVENTS OF DEFAULT

        Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be one hundred twenty percent (120%) of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the "Default Payment"). The Default Payment shall be applied first to any fees due and payable to Holder pursuant to this Note, the Purchase Agreement or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

      The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an "Event of Default":

      4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any of the Obligations, as such term is defined in the Master Security Agreement dated as of March 10, 2005, as amended, modified and reaffirmed by that certain Reaffirmation and Ratification Agreement and Amendment, dated as of the date hereof (the "Reaffirmation Agreement", and such security agreement, as amended, the "Master Security Agreement") or under the Indebtedness, as such term is defined in the Stock Pledge Agreement dated as of March 7, 2005, as amended, modified and reaffirmed by the Reaffirmation Agreement (the "Stock Pledge Agreement") or under any other promissory note issued by Borrower to the Holder, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

      4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of thirty
(30) days after the occurrence thereof.

      4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

      4.4 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.


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

      4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

      4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, shall not be vacated or dismissed within sixty (60) days.

      4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty
(30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

      4.8 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness of the Company and/or any of its Subsidiaries that equals or exceeds $25,000 in outstanding principal amount in the aggregate for all such indebtedness.

      4.9 Change in Control. (i) Any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof) is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Borrower (other than a "Person" or "group" that beneficially owns 35% or more of such outstanding voting equity interests of the Company on the date hereof) or
(ii) the Board of Directors of the Borrower shall cease to consist of a majority of the Board of Directors of the Borrower on the date hereof (or directors appointed by a majority of the Board of Directors in effect immediately prior to such appointment).


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

                           DEFAULT RELATED PROVISIONS

      4.10 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

      4.1 Cumulative Remedies. The remedies under this Note shall be cumulative.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
(c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

      5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

      5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

      5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York in New York County. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.


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

The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this
Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

      5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

      5.7 Security Interest and Guarantee. Pursuant to the terms of the Master Security Agreement dated and the Stock Pledge Agreement, the Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of March 10, 2005, as amended, modified and reaffirmed by the Reaffirmation Agreement.

      5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.


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

      5.9 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

      [Balance of page intentionally left blank; signature page follows.]


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

      IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 30th day of November, 2005.

                                          NATIONAL INVESTMENT MANAGERS INC.


                                          By:________________________________
                                             Name:
                                             Title:

WITNESS:


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